Exhibit 3.18

AGREEMENT OF LIMITED PARTNERSHIP

OF

WICHITA HEALTH ASSOCIATES LIMITED PARTNERSHIP

THIS AGREEMENT OF LIMITED PARTNERSHIP (“Agreement”) is made and entered into as of December 18, 1990 by and between AHP of WICHITA, INC., a Kansas corporation, (“AHP”), and CMS WICHITA REHABILITATION, INC., a Delaware corporation (“CMSWR”).

For good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and representations and warranties set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Accountant’s Notice” shall have the meaning attributed to it in Section 14.5

“Additional Rent” shall have the meaning attributed to it in the Lease, or under any Subsequent Lease, any rent which is calculated as a percentage of operating revenues other than revenues attributable to Medicare and Medicaid patients.

“Additional Rent Sale Proceeds” shall have the meaning attributed to it in Section 6.2(d).

“Affiliate” shall mean, when used with reference to a specified Person, (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the specified Person, (b) any Person that, directly or indirectly, is the beneficial owner of 25% or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the beneficial owner of 25% or more of any class of equity securities or (c) a director or executive officer of such Person.

“Agreement” shall mean this Agreement of Limited Partnership of Wichita Health Associates Limited Partnership, as amended or restated from time to time.

“Bankrupt” or “Bankruptcy” shall mean, in respect of a Partner, the occurrence of any of the following with respect to such Partner:

(a) such Partner shall (i) voluntarily consent to an order for relief by filing a petition for relief under the laws of the United States codified as Title 11 of the United States Code, (ii) seek, consent to, or not contest the appointment of a receiver, custodian, or trustee for itself or for all or any part of its property, (iii) file a petition seeking relief under the bankruptcy, arrangement, reorganization, or other debtor relief laws of any state or other competent jurisdiction, (iv) make a general assignment for the benefit of its creditors, or (v) admit in writing that it is generally not paying its debts as such debts become due;

(b) (i) a petition is filed against such Partner seeking an order for relief under the laws of the United States codified as Title 11 of the United States Code, or seeking relief under the bankruptcy, arrangement, reorganization, or other debtor relief laws of the United States or any state or other competent jurisdiction, or (ii) a court of competent jurisdiction enters any order, judgment, or decree appointing, without the consent of such Partner, a receiver, custodian, or trustee for it, or for all or any part of its property, and such petition, order, judgment, or decree shall not be and remain discharged or stayed within 90 days after its entry; or

(c) the interest in the Partnership of any Partner is seized or subjected to a charging order by a creditor of such Partner and the same is not released from seizure or charging order or bonded out within ninety (90) days from the date of notice of such seizure or charging order.

“Base Rent” shall have the meaning attributed to it in the Lease or in any subsequent lease all rents payable under such subsequent Lease excluding Additional and Percentage Rent.

“Buy/Sell Event” shall have the meaning attributed to it in Section 14.1.

“Capital Account” shall have the meaning attributed to it in Section 5.4.

“Capital contribution” shall mean an amount contributed to the Partnership pursuant to the requirements of Section 5.1.

“Capital Transaction” shall mean the sale, exchange, condemnation (or similar eminent domain taking or disposition in lieu thereof), destruction by casualty, financing (other than construction financing), refinancing, or disposition of the Facility or any portion thereof.

“Cash Flow” shall mean Operating Cash Flow plus Extraordinary Cash Flow.

“Cash Flow Coverage Ratio” shall mean an amount equal to (i) Operating Cash Flow for the preceding Fiscal Year (adjusted by adding back (x) any payments of principal, interest and other amounts due or accrued under third party loans deducted as Operating Expenditures in computing such Operating Cash Flow, and (y) the amount by which such Operating Cash Flow was reduced to reflect cash diverted to the Working Capital Fund), divided by (ii) anticipated Debt Service for the following Fiscal Year on all Partnership Indebtedness.

“Class A Limited Partner” shall initially mean AHR and shall thereafter mean any Person that, at the time of determination, (i) is a limited partner in the Partnership and (ii) owns all or any portion (except for such portion of Class A Limited Partnership Interests as may be converted to Class B Limited Partnership Interests pursuant to Section 5.1(b)) of the Interest in the Partnership that was owned by AHP as Class A Limited Partner on the date this Agreement was executed.

“Class A Limited Partnership Interest” shall mean the Interest in the Partnership owned by any Class A Limited Partner as a Class A Limited Partner.

“Class B Limited Partner” shall initially mean CMSWR and shall thereafter mean any Person that, at the time of determination, (i) is a limited partner in the Partnership and (ii) owns all or any portion of the Interest in the Partnership that was owned by CMSWR on the date this Agreement was executed or any Class B Limited Partnership Interests acquired by CMSWR pursuant to Section 5.1(b).

“Class B Limited Partnership Interest” shall mean the Interest in the Partnership owned by any Class B Limited Partner as a Class B Limited Partner.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Co-General Partner” shall mean a 1% general partner admitted to the Partnership in accordance with Section 10.8(c) solely for the purposes of facilitating a transfer of the General Partnership Interest.

“Consent of the Limited Partners” shall mean the affirmative approval of the item in question by (i) Class A Limited Partners owning, in the aggregate, a majority of the Percentage Interests owned by Class A Limited Partners at the time of determination and (ii) Class B Limited Partners owning, in the aggregate, a majority of the Percentage Interests owned by the Class B Limited Partners at the time of determination.

“Debt Service” shall mean for any period of time, all payments of principal (excluding from the computation balloon or bullet payments of principal) and interest payable on all Indebtedness for such period.

“Defaulting Partner” shall mean any Partner that is in default of its obligations hereunder after having received five (5) days’ notice (or such other notice as may be provided for herein) of such default.

“Distributable Cash” shall have the meaning attributed to it in Section 14.5.

“Election Notice” shall have the meaning attributed to it in Section 14.2.

“Electing Partner” shall have the meaning attributed to it in Section 14.2.

“Extraordinary Cash Flow” shall mean the cash proceeds (including any applicable insurance proceeds) realized by the Partnership as a result of a Capital Transaction plus any cash interest payments received with respect to such proceeds, decreased by the sum of the following: (a) the amount of such proceeds used, set aside or committed by the Partnership for restoration and repair of the Facility; (b) a reserve for future Operating Expenditures in a reasonable amount established by the General Partner; (c) a reserve or reserves for contingent, unmatured or unforeseen liabilities or obligations of the Partnership in a reasonable amount established by the General Partner; and (d) any expenses, costs or liabilities incurred in connection with any such Capital Transaction (including, without limitation, attorneys’ and accountants’ fees, court costs, brokerage fees, commissions, recording fees, transfer taxes, and the like), all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof.

“Facility” shall mean the Hospital and the Tract.

“Fair Market Value” shall have the meaning attributed to it in Section 14.3.

“Fiscal Year” shall have the meaning attributed to it in Section 7.1.

“General Partner” shall initially mean AHP and shall thereafter mean any Person that is the general partner of the Partnership at the time of determination but shall not include any Co-General Partner.

“General Partnership Interest” shall mean the Interest in the Partnership owned by the General Partner as General Partner.

“Hospital” shall mean a 60 bed rehabilitation hospital facility and related improvements to be or being constructed on the Tract.

“Hypothetical Capital Accounts” shall have the meaning attributed to it in Section 6.4(e)(l).

“Indebtedness” with respect to any Person shall mean all indebtedness which would, in accordance with Generally Accepted Accounting principles, as in effect on the date of this Agreement, be classified upon a balance sheet of such Person as liabilities of such Person.

“Independent Accountants” shall have the meaning attributed to it in section 7.4

“Initial Rent” shall have the meaning attributed to it in the Lease.

“Interest”, with respect to any Partner, shall mean the aggregate of all rights and obligations of such Partner under this Agreement in its capacity as a Partner.

“Lease” shall mean that certain Operating Lease dated as of December 18, 1990 in respect of the Facility to be entered into between the Partnership, as lessor, and Great Plains Rehabilitation Associates L.P., a Delaware limited partnership, as lessee, as such Lease may be amended or extended from time to time.

“Lessee” shall mean the lessee under the Lease or any Subsequent Lease.

“Limited Partners” shall mean the Class A Limited Partners and the Class B Limited Partners.

“Limited Partnership Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. T17-101 et seq., as amended from time to time, and any successor to said Act.

“Liquidating Trustee” shall have the meaning attributed to it in Section 11.4.

“Minimum Gain Chargeback” shall have the meaning attributed to it in Section 6.4(e)(3).

“Net Percentage Rent”, for a Fiscal Year, shall mean an amount equal to (i) gross Percentage Rent for such Fiscal Year, reduced by (ii) Operating Expenditures for such Fiscal year multiplied by a fraction the numerator of which is gross Percentage Rent for such Fiscal Year and the denominator of which is gross Operating Revenues for such Fiscal Year (reduced by Additional Rents and the proceeds of construction financing or refinancing for such Fiscal Year).

“Net Losses” shall have the meaning attributed to it in Section 6.2(a).

“Net Profits” shall have the meaning attributed to it in Section 6.2(a).

“Non-Defaulting Partners” shall have the meaning attributed to it in Section 5.9.

“Operating Cash Flow” shall mean as to any Fiscal Year or portion thereof, Operating Revenues less the sum of the following (a) Operating Expenditures paid during such period; (b) a reserve for future Operating Expenditures in a reasonable amount established by the General Partner (the “Working Capital Fund); and (c) a reserve for replacement of Partnership assets subject to depreciation (“Reserve for Replacement”) in a reasonable amount as the General Partner shall elect to establish. Any amounts previously set aside as reserves shall be additions to Operating Cash Flow when and to the extent the General Partner no longer regards such reserves as reasonably necessary to the efficient conduct of the affairs of the Partnership.

“Operating Expenditures” shall mean as to any Fiscal Year or portion thereof the total expenditures, expenses and charges paid or incurred by the Partnership relating to the ownership, operation, development, maintenance and upkeep of the Facility, or any portion thereof, or to the operations of the Partnership, including, without limitation, the following: (a) all taxes, assessments, ground rents and other similar governmental and quasi-governmental charges levied or imposed on the Facility or any portion thereof; (b) insurance premiums; (c) maintenance and security expenses; (d) marketing, advertising and other promotional expenses; (e) utility costs; (f) legal, accounting and other professional fees and expenses; (g) development and management fees; (h) payments of principal, interest and other amounts due or accrued under third party loans; (i) cost of capital expenditures and repairs; (j) architects, engineers and surveyors’ fees; and (k) other costs associated with the zoning, subdivision and improvement of the Facility.

“Operating Revenues” shall mean as to any Fiscal Year or portion thereof, the total cash receipts of the Partnership (including the proceeds of construction financing or refinancing) other than the following: Extraordinary Cash Flow, Capital Contributions, any properly unapplied advance rentals of the Partnership in connection with leasing of the Facility (which shall be Operating Revenues when applied), and any unforfeited security deposits of Facility tenants.

“Paid Net Percentage Rents” shall have the meaning attributed to it in Section 6.2(c).

“Paid Additional Rents” shall have the meaning attributed to it in Section 6.2(b).

“Purchase Price” shall have the meaning attributed to it in Section 14.6.

“Paid Additional Rent Sale Proceeds” shall have the meaning attributed to it in Section 6.2(d).

“Partners” shall mean the General Partner and the Limited Partners.

“Partnership” shall have the meaning attributed to it in Section 2.1.

“Percentage Interest” shall mean a percentage interest in the general profits and losses of the Partnership. The initial Percentage Interests of the Partners shall be as set forth in Section 6.1.

“Percentage Rent” shall have the meaning attributed to it in the Lease, or, in the case of any Subsequent Lease, any rent calculated as a percentage of gross revenues in excess of a certain threshold amount of such revenues or any other rent which increases as revenues or the cost of living increases, but excluding Additional and Base Rent.

“Permitted Transferee” shall mean any institutional investor or any corporation or other business entity not directly (or indirectly through a corporation or other business entity in which such transferee owns a 50% voting interest) engaged in the operation of comprehensive rehabilitation hospitals, except for continental Medical Systems, Inc. or any Affiliate thereof.

“Person” shall mean an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsequent Lease” shall mean any lease of the Facility entered into by the Partnership as lessor subsequent to the expiration or termination of the Lease.

“Tangible Assets” shall mean the Tract and all real and tangible personal property and fixtures owned by the Partnership at the time of determination.

“Tax Matters Partner” shall have the meaning attributed to it in Section 7.8.

“Tract” shall mean that certain tract of real property acquired by the Partnership, located in the City of Wichita, Sedgwick County, Kansas and described as Lots 1 and 2, Block 1, Northwest Village, Fifth Addition to Wichita, Sedgwick County, Kansas.

“Transfer” shall have the meaning attributed to it in Section 10.1.

“Unpaid Net Percentage Rents” shall have the meaning attributed to it in Section 6.2(c).

“Unpaid Additional Rents” shall have the meaning attributed to it in Section 6.2(b).

“Unpaid Additional Rent Sale Proceeds” shall have the meaning attributed to it in Section 6.2(d).

ARTICLE II

FORMATION OF LIMITED PARTNERSHIP;

ORGANIZATIONAL CERTIFICATES

2.1 Formation of Limited Partnership. The Partners hereby agree to form, organize, and enter into a limited partnership pursuant to the provisions of the Limited Partnership Act (the “Partnership”) for the limited purposes and upon the terms and conditions set forth herein.

2.2 Organizational and other Certificates. Upon or before the execution hereof, the General Partner shall execute and file with the Secretary of State of the State of Delaware the Partnership’s Certificate of Limited Partnership and shall execute and file with the Secretary of State of the State of Kansas an application for registration as a foreign limited partnership. The General Partner shall execute and file in the appropriate records any other documents, certificates and instruments required, necessary or appropriate in connection with the organization of the Partnership and the conduct of its business.

2.3 Statutory Compliance.

(a) The Partnership shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. Except as otherwise provided in this Agreement or required by law, the rights, duties, status, and liabilities of the Partners, and the formation, administration, dissolution, and continuation or termination of the Partnership shall be as provided in the Limited Partnership Act.

(b) Upon the request of the General Partner, the Limited Partners shall execute, acknowledge, swear to, and deliver all certificates and other instruments and perform such additional acts consistent with the terms of this Agreement as may be necessary to enable the General Partner to form, qualify, continue, conduct the business of and terminate the Partnership as a limited partnership under the laws of the State of Delaware and to qualify, register, continue and terminate the Partnership as a limited partnership in the State of Kansas.

ARTICLE III

PARTNERSHIP NAME, OFFICES AND TERM; PARTNERS

3.1 Limited Partnership Name. The name of the Partnership shall be “Wichita Health Associates Limited Partnership” and the business of the Partnership shall be conducted under that name.

3.2 Principal Place of Business.

(a) The address of the registered office of the Partnership in the State of Delaware shall be:

c/o The Corporation Trust Company

1209 Orange Street

Corporation Trust Center

Wilmington, New Castle County, Delaware 19801

The name and address of the registered agent for service of process on the Partnership in the State of Delaware shall be:

The Corporation Trust Company

1209 Orange Street

Corporation Trust Center

Wilmington, New Castle County, Delaware 19801

(b) The name and address of the registered agent for service of process on the Partnership in the State of Kansas shall be:

The Corporation Trust Company

515 South Kansas Avenue

Topeka, Kansas 66603

(c) The principal place of business of the Partnership shall be:

c/o American Health Properties, Inc.

11150 Santa Monica Boulevard, Suite 800

Los Angeles, CA 90025

(d) The General Partner’s principal place of business is:

c/o American Health Properties, Inc.

11150 Santa Monica Boulevard, Suite 800

Los Angeles, CA 90025

3.3 Term. The Partnership shall be constituted and commence existence upon the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware and shall dissolve at 12:00 P.M. on December 31, 2050, unless sooner dissolved or terminated pursuant to law or any provision of this Agreement.

3.4 Partnership Interests. The Partnership shall have three classes of Partnership Interest: General Partnership Interests, Class A Limited Partnership Interests, and Class B Limited Partnership Interests.

3.5 Identification. AHP shall be the General Partner and the initial owner of all of the Class A Limited Partnership Interests and CMSWR shall be the initial owner of all of the Class B Limited Partnership Interests. No other person may become a Partner except as permitted under and effected in compliance with this Agreement.

3.6 The General Partner. Except in the event of AHP’s bankruptcy, dissolution or liquidation, AHP shall be the General Partner of the Partnership at all times until the Partnership is dissolved and shall at all times maintain a 7% Percentage Interest in the Partnership (except in the event of the appointment of a Co-General Partner pursuant to Section 10.8(c) or a successor General Partners pursuant to Article X). In the event of the bankruptcy of AHP, the Partnership shall be dissolved and its affairs wound up as provided in Article XI hereof, unless the Limited Partners elect to continue the business of the Partnership as provided in Section 11.2. A person may be both a General Partner and a Limited Partner at the sane time and, in such event, he shall for purposes of this Agreement be separately entitled to the rights afforded a Partner in each of such categories under this Agreement. To the extent that the General Partner contributes to the capital of this Partnership as a Limited Partner or purchases any Limited Partner’s interest, it shall be treated in all respects as a Limited Partner as to such interest.

3.7 Conflicts of Interest. Subject to the provisions of this Agreement, any Partner may engage in or posses an interest in any other business venture of any nature or description, including, without limitation businesses engaged in owning, financing, leasing, developing or otherwise dealing with real property and rehabilitation hospitals. The Partners have no duty to offer any business or investment opportunity to the Partnership or other Partners.

3.8 Affiliate Transactions. Subject to the provisions of Section 8.3, the Partnership may enter into any contract, agreement or arrangement or otherwise engage in any transaction with a Partner or an Affiliate of a Partner so long as the terms of such contract, agreement or arrangement or transaction are comparable to those which could be obtained from bona fide third parties.

ARTICLE IV

PURPOSE AND POWERS

4.1 Purpose. The sole purpose of the Partnership is to acquire the Tract, construct the Hospital thereon, and, during the term of the Lease, to lease the Facility for use as a comprehensive free-standing rehabilitation hospital, and after the expiration or earlier termination of the Lease to deal with the Facility in the best economic interests of the Partnership.

4.2 Purpose Limited. The Partnership shall operate and exist only for the purpose specified in Section 4.1. Except as otherwise provided in this Agreement, the Partnership shall not engage in any other activity or business and the General Partner shall have no authority to hold itself out as a general agent of the Partnership or another Partner in any other business or activity.

4.3 Powers. To accomplish the purpose set forth in Section 4.1, but subject to the limitations imposed by this Agreement, the Partnership shall have the power:

(a) to acquire by purchase, lease or otherwise and hold, own, use, improve, employ, sell, lease or otherwise transfer, dispose of or deal with, any real or personal property necessary or appropriate to accomplish the purpose of the Partnership;

(b) to incur liabilities, borrow money and issue evidences of indebtedness in furtherance of the purpose of the Partnership, and to secure the sane by mortgage, pledge or other lien or encumbrance on the Facility and/or any other assets of the Partnership;

(c) to enter into, perform and carry out contracts, obligations, and undertakings and engagements, of any kind, including contracts with a Partner or an Affiliate of a Partner, necessary or appropriate to the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a limited partnership under applicable laws and are permitted by this Agreement;

(d) to sue or be sued in all courts and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding in the Partnership’s name.

(e) to wind up and dissolve itself;

(f) to prepay in whole or in part, refinance, recast, increase, modify, or extend any mortgage affecting the Facility or other indebtedness of the Partnership and, in connection therewith, to execute any extensions, renewals or modifications of such mortgages and indebtedness; and

(g) to take or cause to be taken all actions and to perform or cause to be performed all functions necessary, appropriate or advisable to promote the business of the Partnership and to realize and carry out its purpose.

4.4 Title to Property. All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and, insofar as permitted by applicable law, no Partner shall have any ownership interest in such property in its individual name or right. Each Partner’s interest in the Partnership shall be personal property for all purposes.

4.5 No Payments of Individual Obligations. The Partners shall use the Partnership’s credit and assets solely for the benefit of the Partnership. No asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of a Partner.

4.6 Creditor Status. No creditor of the Partnership shall become a Partner as a result of making such loan unless such creditor becomes a Partner in accordance with Article X hereof.

ARTICLE V

CAPITAL; CAPITAL CONTRIBUTIONS

5.1 Capital Contributions.

(a) CMSWR shall contribute $438,526 in cash to the Partnership as such Partner’s Capital Contribution in respect of all of the Glass B. Limited Partnership Interests in the Partnership, of which $30 shall be paid contemporaneously with the execution of this Agreement. AHP shall contribute $1,023,227 in cash to the Partnership in respect of all of the General Partnership Interest in the Partnership, of which $60 shall be paid contemporaneously with the execution of this Agreement, and $13,155,778 in cash in respect of all of the Glass A Limited Partnership Interests, of which $825 shall be paid contemporaneously with the execution of this Agreement. The balance of all Capital Contributions shall be paid to the Partnership in cash on or before the Commencement Date as such date is defined in the Lease.

(b) CMSWR shall have, at its sole option, the right to increase its Capital Contribution to the Partnership by any amount up to $438,526 any time prior to the Commencement Date by giving ten (10) days’ notice to AHP. If CMSWR elects to make such an increased Capital Contribution, the Capital Contribution of AHP shall be reduced, dollar for dollar, by the amount of the additional Capital Contribution made by CMSWR. Any reduction in the Capital Contribution of AHP shall be made from Class A Limited Partnership Interests, any Class A Limited Partnership interests obtained by CMSWR by reason of any increased Capital Contribution made by it shall be converted to Class B Limited Partnership interests simultaneously with CMSWR obtaining such interests, and the respective Percentage Interests of the Limited Partners shall be adjusted to reflect CMSWR’s increased Capital Contribution and such conversion, based upon the proportion of total capital contribution to the Partnership represented by each Partners contribution as provided in Section 6.1(b).

5.2 Repurchase Right. If (i) by the date one (1) year after the Commencement Date under the Lease, CMSWR has not raised at least $330,000 from limited partners who are unaffiliated with CMSWR and who are residents in the Wichita, Kansas area, or (ii) the conditions for the commencement of the lease term have not been met by April 1, 1993 the General Partner shall have the right to purchase the Class B Limited Partner’s Interest in the Partnership for an amount equal to the Class B Limited Partner’s then Capital Account balance. The General Partner shall have ten (10) days after (i) the one (l) year period after the Commencement Date or (ii) the termination of the Lease due to the failure of the Lease term to commence by April 1, 1993, to exercise its right under this section by delivering to the Class B Limited Partner written notice of its election to purchase such interest. If the General Partner so elects to purchase the Class B Limited Partner’s interest, such purchase shall be accomplished within ten (10) days of the General Partner’s delivery of its purchase election.

5.3 No Further Required Capital Contributions. The Partners shall not be required to contribute any capital to the Partnership in excess of the Capital Contributions set forth in Section 5.1 hereof, and no Partner shall be permitted to make any additional capital contribution to the Partnership without the Consent of the Limited Partners.

5.4 Establishment and Maintenance of Capital Accounts. A capital account (“Capital Account”) shall be established for each Partner in the amount of such Partner’s Capital Contributions. Such Capital Accounts shall be determined and maintained in accordance with Treasury Regulation (“Treas. Reg.”) § 1.704-1(b)(2)(iv), which provides in part that a Partner’s capital account shall be increased by:

(a) the amount of money contributed, by the Partner to the Partnerships,

(b) the fair market value of property contributed by the Partner to the Partnership (net of liabilities secured by such contributed property), and

(c) allocations to the Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax, but excluding gain attributable to the difference between the adjusted tax basis of contributed property and its fair market value at the time of contribution, and shall be decreased by:

(a) the amount of money distributed to the Partner by the Partnership,

(b) the fair market value of any property distributed to the Partner by the Partnership (net of liabilities secured by such distributed property),

(c) allocations to the Partner of expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to capital account, and

(d) allocations to the Partners of Partnership loss and deductions (or items thereof), but excluding losses or deductions attributable to the differences between the adjusted basis of contributed property and its fair market value at the time of contribution.

Such Regulation further provides that, upon the transfer of all or a part of an Interest in the Partnership, the Capital Account of the transferor that is attributable to the transferred Interest shall carry over to the transferee Partner, unless such transfer causes a termination of the Partnership for federal income tax purposes, in which case the Capital Account that carries over to the transferee Partner shall be adjusted in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(e). All of the rules of Treas. Reg. § 1.704-1(b)(2)(iv), to the extent relevant, shall apply in determining and maintaining Capital Accounts, whether or not specifically set forth herein.

5.5 Distribution Upon Liquidation in Accordance with Capital Accounts. Upon liquidation of the Partnership (or any Partner’s Interest in the Partnership), liquidating distributions shall in all cases be made in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the Partnership taxable year during which such liquidation occurs (other than those made pursuant to this Section 5.5), by the end of such taxable year or, if later, within 90 days after the date of such liquidation, except as permitted by Treas. Reg. § 1.704-1(b)(2)(ii)(b). By way of explanation, if the liquidation of the Partnership results solely from its termination under section 708(b)(ii)(B) of the Code, no actual liquidating distributions shall be required under this Section 5.4 and the amount of any constructive liquidating distribution of the Partnership properties deemed to occur under Treas. Reg. § 1.708-1(b)(1)(iv) shall be determined in accordance with the preceding sentence.

5.6 Liquidation Defined. A liquidation of a Partner’s Interest in the Partnership shall be considered to occur upon the earlier of (l) the date upon which there is a liquidation of the Partnership, or (2) the date upon which there is a termination of the Partner’s entire Interest in the Partnership by means of a distribution by the Partnership to the Partner or, if the Interest is terminated by a series of distributions, the date upon which the final such distribution is made. A liquidation of the Partnership occurs upon the earlier of (1) the date upon which the Partnership is terminated under section 708(b)(1) of the Code, or (2) the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to the Partners). Notwithstanding the foregoing provisions of this section 5.6, each Partner’s share of any “allocable cash basis item,” as defined in Code section 706(d), shall be determined in the manner prescribed in Code section 706(d).

5.7 Restoration of Deficit Capital Account Balances. No Partner shall have any obligation to restore any deficit in its Capital Account or to make any other contribution to the Partnership, except as provided in Section 5.1.

5.8 Failure to Make Timely Contributions. If any Partner fails to make timely payment of any portion of its Capital Contribution required to be made by it under Section 5.1, the Partnership shall, after five days notice to such Defaulting Partner, pursue one or more of the following rights or remedies:

(a) Taking all such action (including without limitation, the filing of a lawsuit) as may be necessary or appropriate to obtain payment by the Defaulting Partner of that portion of its agreed contribution that is in default, together with interest thereon at the maximum non usurious rate permitted by applicable law from the date that such contribution was due, at the cost and expense of the Defaulting Partner;

(b) Cancelling the obligation of the Defaulting Partner to make payment of the remaining balance of all of its agreed contributions, whereupon (i) the Partnership shall be deemed to have purchased in consideration thereof all of the interest of such Defaulting Partner in the Partnership, (ii) the Defaulting Partner shall have no further interest in the Partnership or its assets, and (iii) at the Partnership’s option (x) the interest of such Defaulting Partner in the Partnership may be offered and sold by the Partnership at any price agreeable to the Partnership to any person meeting the requirements of this Agreement or (y) the interest of such Defaulting Partner in the Partnership shall thereafter be deemed to be owned by the remaining Partners in the proportion of their respective Percentage Interests; or,

(c) Exercising any other rights and remedies available at law or in equity.

5.9 Decisions. The choice of remedies permitted under section 5.8 shall be made by the General Partner, if the Defaulting Partner in question is the Class B Limited Partner. If the Defaulting Partner in question is AHP, whether as the General Partner or the Class A Limited Partner, the remedies to be pursued under Section 5.8 shall be chosen by the class B Limited Partner.

ARTICLE VI

DISTRIBUTIONS; ALLOCATIONS

6.1 Percentage Interests.

(a) Unless CMSWR contributes additional capital to the Partnership as provided in Section 5.1(b) (or unless a Co-General partner is appointed pursuant to Section 10.8(c)), the respective Percentage Interests of the Partners shall be:

General Partner	7%
Class A Limited Partner(s)	90%
Class B Limited Partner(s)	3%

(b) If CMSWR elects to make an additional Capital Contribution to the Partnership pursuant to Section 5.1(b), the respective Percentage Interests of the Partners shall be the percentage that each Partner’s Capital Contribution to the Partnership bears to the aggregate Capital Contributions to the Partnership.

The provision of this Section shall not give any Partner an interest in any amount credited to the Capital Account of any other Partner. Each Partner’s Percentage Interest shall constitute its interest in partnership profits for purposes of determining such Partner’s share of nonrecourse liabilities of the Partnership under Temporary Treasury Regulation (“Temp. Treas. Reg.”) § 1.752-1T(e) (3) (ii) (C).

6.2 Net Profits and Losses, Additional Rents, and Percentage Rents.

(a) “Net Profits” or “Net Losses” for any Fiscal Year or other period shall be an amount equal to (i) the sua of (x) the Partnership’s taxable income or loss for such year or period as computed for federal income tax purposes (excluding from the computation of such taxable income or loss all gain from Capital Transactions, an amount of gross income equal to Paid Additional Rents, and an amount of gross income equal to Paid Net Percentage Rents), and (y) any income of the Partnership for such year or period exempt from federal income taxation, reduced by (ii) any expenditures of the Partnership for such year or period not deductible in computing its taxable income and not properly chargeable to capital account. Except as specifically excluded in the preceding sentence, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in computing Net Profits and Net Losses. Each item of taxable income, gain, loss or deduction that is included in the computation of Net Profits or Net Losses for a Fiscal Year shall be allocated among the Partners in the same proportion as such Net Profits or Net Losses as the case may be, are allocated for such Fiscal Year.

(b) “Paid Additional Rents”, for any Fiscal Year, shall mean an amount equal to the amount distributed or to be distributed with respect to such Fiscal Year pursuant to Section 6.3(a)(1). “Unpaid Additional Rents”, at any time, shall mean an amount equal to the total of all Additional Rents theretofore received by the Partnership but not distributed to the Class B Limited Partners pursuant to Section 6.3(a)(1).

(c) “Paid Net Percentage Rents”, for any Fiscal Year, shall mean an amount equal to the amount distributed or to be distributed with respect to such Fiscal Year pursuant to Section 6.3(a)(3). “Unpaid Net Percentage Rents”, at any time, shall mean an amount equal to the total of all Net Percentage Rents theretofore accrued by the Partnership but not distributed to the Class A Limited Partners pursuant to Section 6.3(a)(3).

(d) Subsequent to any sale of the Facility “Additional Rent Sale Proceeds” shall mean an amount equal to the product of (X) the number which is obtained by dividing the proceeds from such sale (net of expenses attributable to such sale) by the amount of gross income received by the Partnership (excluding proceeds from the sale of the Facility) for the Fiscal Year immediately preceding such sale (Y) multiplied by an amount equal to the sum of (i) Base Rent received by the Partnership during the Fiscal Year multiplied by the Percentage Interest of the Class B Limited Partner, plus (ii) the amount of Additional Rent received by the Partnership during the Fiscal Year immediately preceding such sale. If the Facility was not leased for the entire Fiscal Year preceding the sale, the revenues for the portion of such Fiscal Year that the Facility was leased shall be annualized for the purpose of making the calculations required to be made by this Section 6.2(d). “Paid Additional Rent Sale Proceeds”, for any Fiscal Year, shall mean an amount equal to the amount distributed or to be distributed with respect to such Fiscal Year pursuant to Section 6.3(a)(2). “Unpaid Additional Rent Sale Proceeds”, at any time, shall mean an amount equal to the total of all Additional Rent Sale Proceeds theretofore accrued by the Partnership but not distributed to the Class B Limited Partners pursuant to Section 6.3(a)(2).

6.3 Distributions.

(a) Cash Flow shall be determined for each quarter of each Fiscal Year and shall be distributed to the Partners in the following order of priority:

(1) First, but on a one time basis only, to the General Partner in an amount equal to the amount of Initial Rent received by the Partnership from the Lessee under the Lease; and thereafter,

(2) First, to the Class B Limited Partners in an amount equal to Unpaid Additional Rents; and

(3) Second, to the Class B Limited Partners in an amount equal to Unpaid Additional Rent Sale Proceeds; and

(4) Third, to the Class A Limited Partners in amount equal to Unpaid Net Percentage Rents; and

(5) Fourth, the remainder, if any, to the Partners in accordance with their respective Percentage Interests.

(b) Distributions of available Cash Flow, if any, shall be made not less than 45 days after the last day of each quarter.

(c) Notwithstanding the foregoing provisions of this Section to the contrary, the Partnership is hereby authorized and the General Partner shall withhold from any Partner any and all amounts which the Partnership is required to withhold as a matter of law and the Partnership shall not be responsible to the Partners for any amounts which are properly withheld.

6.4 Allocations. All items of income, gain, loss and deduction, whether or not includible or deductible for federal (income tax purposes, shall be allocated among-the-Partners and credited to or debited against their respective Capital Accounts as set forth in this Section 6.4. The purpose of this Section is to specify the manner in which such items are credited or debited among the Capital Accounts of the Partners, which in turn will affect (i) distributions upon liquidation pursuant to Section 5.5 and (ii) the Partners’ distributive shares of such items for federal income tax purposes. The Partners’ respective entitlement to non-liquidating cash distributions are governed by Section 6.3, and not by this Section. In computing Capital Account balances for purposes of subsections (b), (c) and (d) of this Section, such balances shall be reduced by all distributions of Cash Flow with respect to such Fiscal Year under Section 6.3, even if such distributions are made after the close of the Fiscal Year, and increased by in amount equal to the portion of each Partner’s share of the net decrease in partnership minimum gain or minimum gain attributable to partner nonrecourse debt ‘(as defined in Section 6.4(e) (1)) allocable to the disposition of Partnership property subject to one or more nonrecourse liabilities of the Partnership or partner nonrecourse debt, as the case may be, that would occur if all such properties were disposed of for an amount equal to the principal amount of such liability or debt as of the close of the Fiscal Year in accordance with Temp. Treas. Reg. §§ 1.704-1T(b)(4)(iv)(e) and (h).

(a) Matching Allocations.

(1) An amount of gross income equal to the amount of initial Rent distributed pursuant to Section 6.3(a)(4) shall be allocated to the General Partner.

(2) An amount of gain from Capital Transactions, if any, equal to Paid Additional Rent Sale Proceeds shall be allocated to the Class B Limited Partners.

(3) An amount of gross income equal to Paid Additional Rents shall be allocated to the Class B Limited Partners.

(4) An amount of gross income equal to Paid Net Percentage Rents shall be allocated to the Class A Limited Partners.

Allocations made pursuant to Section 6.4(a)(2) or Section 6.4(a)(3) shall first be made out of gross income other than gain from Capital Transactions, to the extent possible, and thereafter out of gain from Capital Transactions.

(b) Net Profits. Net Profits remaining after the allocation of gain and gross income in Section 6.4(a) of the Partnership for any Fiscal Year or other period shall be allocated to the Partners as follows:

(1) First, if any Partners have Capital Account deficits, to such Partners in proportion to such deficits until such deficits are eliminated;

(2) Second, if the Capital Contributions of any Partners exceed their respective Capital Account balances, to such Partners in proportion to such excesses until the Capital Account balances of such Partners equal their respective Capital Contributions; and

(3) Third, the remainder, if any, to the Partners in accordance with their Percentage Interests.

For purposes of allocating Net Profits for any Fiscal Year or other period pursuant to this Section 6.4(b), each Partner’s, Capital Account balance shall be adjusted to reflect all allocations made with respect to such year or period pursuant to Section 6.4(a) and all distributions made or to be made with respect to such year or period pursuant to Section 6.3(a).

(c) Net Losses. Net Losses of the Partnership for any Fiscal Year or other period shall be allocated to the Partners as follows:

(1) First, if the Capital Account balances of any Partners exceed their respective Capital Contributions, to such Partners in proportion to such excesses until the Capital Account balances of such Partners equal their respective Capital Contributions;

(2) Second, if any Partners have positive Capital Account balances, to such Partners in proportion to such balances until the Capital Account balances of such Partners equal zero; and

(3) Third, the remainder, if any, to the Partners in accordance with their respective Percentage Interests.

For purposes of allocating Net Losses for any Fiscal Year or other period pursuant to this Section 6.4(c), each Partner’s Capital Account balance shall be adjusted to reflect all allocations made with respect to such year or period pursuant to Section 6.4(a) and all distributions made or to be made with respect to such year or period pursuant to Section 6.3 (a).

(d) Gain from Capital Transactions. Gain from Capital Transactions, other than any such gain allocated pursuant to Section 6.4(a), shall be allocated as follows:

(1) First, if any Partners have Capital Account deficits, to such Partners in proportion to such deficits until such deficits are eliminated;

(2) Second, if the Capital Contributions of any Partners exceed their respective Capital Account balances, to such Partners in proportion to such excesses until the Capital Account balances of such Partners equal their respective Capital Contributions;

(3) Third, if (i) the sum of the Capital Contributions of any Class A Limited Partner and the Unpaid Net Percentage Rent allocable to such Partner exceeds such Partner’s Capital Account balance or (ii) the sum of the Capital Contributions of any Class B Limited Partner and the Unpaid Additional Rents and Unpaid Additional Rent Sale Proceeds allocable to such Partner exceeds such Partner’s Capital Account balance, to such Partners in proportion to such excesses until such excesses are eliminated; and

(4) Fourth, the remainder, if any, to the Partners in accordance with their Percentage Interests.

For purposes of allocating gain from Capital Transactions for any Fiscal Year or other period pursuant to this Section 6.4 (d), each Partner’s Capital Account balance shall be adjusted to reflect all allocations made with respect to such year or period pursuant to Sections 6.4(a), 6.4(b) and 6.4(c) and all distributions made or to be made with respect to such year or period pursuant to Section 6.3(a).

(e) Special Rules. Notwithstanding any other provision of this Section 6.4:

(1) Minimum Gain and Hypothetical Capital Accounts. For purposes of complying with Treasury Regulations relating to tax allocations, the Partnership’s “minimum gain” and “minimum gain attributable to partner nonrecourse debt” and Partners’ hypothetically adjusted Capital Accounts (“Hypothetical Capital Accounts”) must be determined in accordance with Temp. Treas. Reg. § 1.704-lT(b)(4)(iv)(c) or l.704-l(b)(4)(iv)(h)(6), as the case may be, by computing, with respect to each nonrecourse liability or partner nonrecourse debt, as the case may be, of the Partnership, the amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed. A Partner’s Hypothetical Capital Account shall equal its true Capital Account, increased by any amount that such Partner is treated as being obligated to restore under Treas. Reg. § 1.704-l(b)(2)(ii)(c) (including the Partner’s share of minimum gain, computed as provided in Temp. Treas. Reg. § 1.704-1T(b)(4)(iv)(f), and of minimum gain attributable to partner nonrecourse debt, computed as provided in Temp. Treas. Reg. § 1.704-1T(b)(4)(iv)(h)(5)) and decreased by the items described in Treas. Reg. § 1.704-l(b)(2)(ii)(d), clauses (4), (5) and (6).

(2) Qualified Income Offset. A Partner who unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. § l.704-l(b)2)(ii)(d), clauses (4), (5) and (6), which creates a deficit in its Hypothetical Capital Account shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible.

(3) Minimum Gain Chargeback. If there is a net decrease in the Partnership’s minimum gain or minimum gain attributable to partner nonrecourse debt during a Partnership taxable year, any Partner with a share of such minimum gain at the beginning of such year shall be allocated, before any other allocation is made of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to the greater of (A) the portion of such Partner’s share of the net decrease in such minimum gain that is allocable to the disposition of Partnership property or (B) the deficit balance in such Partner’s Hypothetical Capital Account as of the end of such year (but before any allocations of Net Profits or Net Losses for such year) in accordance with Temp. Treas. Reg. §§ 1.704-lT(b)(4)(iv)(e) and 1.704-lT(b)(4)(iv)(h)(4) (the “ Minimum Gain chargeback”). The Minimum Gain Chargeback allocated in any taxable year shall consist first of gains recognized from the disposition of items of Partnership property subject to one or more nonrecourse liabilities or partner nonrecourse debt of the Partnership to the extent of the decrease in minimum gain attributable to the disposition of such items of property, with the remainder of the Minimum Gain Chargeback, if any, made up of a pro rata portion of the Partnership’s other items of income and gain for that year.

(4) Additional Minimum Gain Chargeback. If there is a net decrease in the Partnership’s minimum gain or minimum gain attributable to partner nonrecourse debt during a Partnership taxable year, any Partner with a share of such minimum gain at the beginning of such year shall be allocated, after any allocations pursuant to subsections (2) and (3) of this Section 6.4(e), but before any other allocation is made of Partnership items for such taxable year (and, if necessary subsequent years), in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the amount by which such Partner’s share of such minimum gain has been reduced over (y) the aggregate amount, if any, allocated to such Partner with respect to such net decrease pursuant to such subsection (3).

(5) Limitation on Allocation of Losses. No loss or deduction shall be allocated to any Partner to the extent such allocation would create a deficit in its Hypothetical Capital Account and such loss or deduction shall instead be allocated to the other Partners in proportion to the positive balances of their respective Hypothetical Capital Accounts.

(6) Restoration. If any items of income, gain, loss or deduction are specially allocated pursuant to subsection (2) or (5) of this Section 6.4(e), then as quickly as possible thereafter (but only as may be consistent with such subsections and subsection (3)) items of income, gain, loss or deduction shall be specially allocated to the Partners so as to return all Capital Accounts to such balances as they would have had if no such special allocations had been made pursuant to subsection (2) or (5) of this Section 6.4(e). It is the intention of the parties that distributions of cash flow (including distributions upon liquidation) shall be made in accordance with Section 6.3(a), and to the extent that the allocations set forth in this Section 6.4(e) result in Capital Account balances which would require distributions upon liquidation to be made other than in accordance with Section 6.3(a), then the General Partner shall have the authority upon the recommendation of tax counsel to specially allocate items of income, gain, loss or deduction among the Partners so as to cause to the extent possible distributions upon liquidation to be made in accordance with Section 6.3(a).

(f) Rule of Construction. This Section 6.4 is intended to satisfy the alternate test for economic effect set forth in Treas. Reg. § 1.704-l(b)(2)(ii)(d) and the rules for allocations attributable to nonrecourse liabilities set forth in Temp. Treas. Reg. § 1.704-lT(b)(4)(iv) and should be so construed. To the extent necessary to effectuate this intention, the requirements of Treas. Reg. § 1.704-1 are incorporated by reference and made a part hereof.

6.5 Timing. All allocations of Partnership items pursuant to Section 6.4 shall be made with respect to each Fiscal Year as of, and within ninety (90) days after, the end of such Fiscal Year.

6.6 Credits. All investment, targeted job and other tax credits available to the Partnership shall, subject to applicable provisions of the Code, be allocated to the Partners in accordance with their respective Percentage Interests.

ARTICLE VII

ACCOUNTING AND RECORDS

7.1 Fiscal Year. The fiscal year (“Fiscal Year”) of the Partnership shall be the calendar year or, at the beginning and end of the Partnership term, any partial calendar year.

7.2 Books, Records and Reports.

(a) The General Partner shall keep at the Partnership’s principal office separate books of account for the Partnership, which shall show a true and accurate record of all costs and expenses incurred and all charges made in the conduct of the Partnership’s business and all credits made and received in connection with the business of the partnership and all income derived from the operation of the Partnership in accordance with the accrual method of accounting used for federal income tax purposes and a ture and complete record of all matters submitted to the Limited Partners for their consent.

(b) On or before March 15 of each year, the General Partner shall deliver to each Partner a report indicating each

Partner’s share for federal income tax purposes of the Partnership’s income, credits and deductions for the immediately preceding calendar year together with all other information which may be required by the Code from time to time.

(c) At the request, and sole expense, of any Limited Partner or group of Limited Partners, the General Partner shall cause a general accounting of the Partnership’s business to be made. At the request of such Limited Partners, such accounting shall cover all of the assets, properties, and liabilities of the Partnership and include audited financial statements prepared in accordance with the accrual method of accounting used for federal income tax purposes, a balance sheet, statements of profit and loss, changes in capital accounts for the period covered by such financial statements, or any other information which such Limited Partners may reasonably request.

7.3 Review of Books, Records, Reports and Accounts. Each Partner shall, at its sole expense, have the right, at any time, upon two days’ notice, to the General Partner, to examine, copy and audit the Partnership’s books and records during normal business hours.

7.4 Accountants. The accountants to the Partnership (“Independent Accountants”) shall be Arthur Andersen or such other national accounting firm as may be approved by the Consent of the Limited Partners upon the recommendation of the General Partner.

7.5 Tax Returns. The General Partner shall prepare all income and other tax returns of the Partnership and cause the same to be filed in a timely manner. The General Partner shall furnish to each Partner a copy of each such return at the time that it is due to be filed, together with any schedules or other information which each Partner may require in connection with such Partner’s own tax affairs. Each of the Partners shall, in its respective income tax return and other statements filed with the Internal Revenue service or other taxing authority, report taxable income in accordance with the provisions of this Agreement.

7.6 Tax Matters Partner. The General Partner is hereby designated as the “Tax Matters Partner” pursuant to the Code and, to the extent authorized or permitted under applicable law, the General Partner shall represent the Partnership in connection with all examinations of Partnership affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings and the General Partner may expend Partnership funds for professional services and costs in connection therewith.

7.7 Depreciation. To the extent permitted by the Code, the Partnership shall utilize the Modified Accelerated Cost Recovery System (as defined in the Code) on a straight-line basis. Any investment tax credits, targeted job tax credits and similar credits available to the Partnership under the Code or other provisions of law shall be maximized.

7.8 Special Basis Adjustment. In connection with any assignment or transfer of an Interest permitted by the terms of this Agreement, or any assignment or transfer of a partnership interest in a Partner that is itself a partnership, the General Partner shall cause the Partnership, at the written request of the transferor, the transferee or the successor to such Interest, or such Partner, on behalf of the Partnership and at the time and in the manner provided in Treas. Reg. § 1.754-l(b) (or any like statute or regulation then in effect), to make an election to adjust the basis of the Partnership’s property in the manner provided in Code section 743(b) (or any like statute or regulation then in effect), and such transferee or such Partner, as the case may be, shall pay all costs incurred by the Partnership in connection therewith, including, without limitation, reasonable attorneys’ and accountants’ fees.

7.9 Bank Accounts. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership. The funds of the Partnership shall not be commingled with the funds of any other person and the General Partner shall not employ, or permit any other person to employ, such funds in any manner except for the benefit of the Partnership. The bank accounts of the Partnership shall be maintained in such commercial banking institutions as are selected by the General Partner and withdrawals shall be made only in the regular course of Partnership business and as otherwise authorized in this Agreement on such signature or signatures as the General Partner may determine.

7.10 Meetings of Limited Partners. The General Partner shall call meetings of the Limited Partners in accordance with Section 9.5 to consider any matter requiring the Consent of the Limited Partners.

ARTICLE VIII

MANAGEMENT; THE GENERAL PARTNER

8.1 Management of the Partnership. Except as otherwise provided for or limited herein, the General Partner shall exercise all of the powers of the Partnership and shall have full, exclusive and complete control and discretion in the management of the Partnership for the purpose set forth in Section 4.1.

8.2 Authorization and Duties. To accomplish the purpose of Partnership, and without limiting the generality of the grant of power made in Section 8.1, the General Partner is expressly authorized on behalf of the Partnership to and shall undertake:

(a) to acquire the Tract and construct, or cause the construction of, the Hospital, operate (or lease for operation) the Facility, maintain and repair the Facility and coordinate all management and operational functions relating to the development, construction, maintenance, management and operation of the Hospital;

(b) to perform, or cause to be performed, any and all acts, and enter into, execute and deliver all documents, agreements, certificates or other arrangements, necessary or appropriate to the development construction, maintenance, management and operation of the Hospital;

(c) to procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as may be required by commercial lenders to the Partnership or by applicable law and good business practice;

(d) to arrange for and enter into loans to finance the business of the Partnership from bona fide third party lenders on commercially reasonable terms as determined in the General Partner’s reasonable discretion;

(e) to execute and deliver on behalf of and in the name of the Partnership deeds, deeds of trust, deeds to secure debt, notes, leases, subleases, contracts, mortgages, bills of sale, financing statements, security agreements, easements and any and all other instruments necessary or appropriate to the conduct of the Partnership’s business and the financing thereof as determined in the General Partner’s reasonable discretion;

(f) to contract for and coordinate all accounting and clerical functions of the Partnership and employ such accountants, lawyers, leasing agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership as determined in the General Partner’s reasonable discretion;

(g) to pay all taxes, charges, and assessments against the Partnership and its property;

(h) to establish and maintain bank accounts and draw checks and other orders for the payment of monies;

(i) to settle claims, prosecute, defend, and settle lawsuits and handle all matters with governmental agencies;

(j) to collect all suns due the Partnership;

(k) to prepare and file all Partnership tax returns and to make all elections for the Partnership thereunder; and

(1) to pay as they become due all debts and obligations of the Partnership.

8.3 Limitations. Anything in Section 8.2 to the contrary notwithstanding, the General Partner shall not be empowered, without the consent of the Limited Partners:

(a) to do or cause, permit or suffer to be done any act in contravention or derogation of this Agreement;

(b) to do any act which would make it impossible to carry on the ordinary business of the Partnership;

(c) if the Lease has not expired or been duly terminated, to sell, assign, exchange, transfer or otherwise dispose of all, or any substantial portion, of the Partnership’s assets;

(d) to increase, or agree to increase, the capital of the Partnership, issue, or agree to issue, any additional partnership interests or class of interests or rights or options convertible into such interests;

(e) to require or permit any Partner to make any additional contribution to the capital of the Partnership not provided for herein;

(f) except as permitted by Article X, to admit a Person as a Partner;

(g) to possess Partnership property or assign any rights in specific Partnership property for other than a Partnership purpose;

(h) except as may be required under the Limited Partnership Act to effect a transfer of Partnership Interests contemplated by Article X, to amend this Agreement;

(i) to change or reorganize the Partnership into any other legal form, cause or permit the Partnership to merge or consolidate with any other entity, or, except as permitted by Article XI, terminate or dissolve the Partnership;

(j) to arrange for or enter into on behalf of the Partnership, loans or other financing arrangements on a basis which would permit recourse against any Limited Partner;

(k) to borrow money, purchase or lease real or personal property, incur any liability or enter into any contract, agreement or other arrangement if immediately after making such borrowing, purchase or lease or entering into such contract, agreement or arrangement, (A) the aggregate Indebtedness of the Partnership would exceed 80% of the Partnership’s Tangible Assets as at the end of the immediately preceding Fiscal Quarter or (B) the Cash Flow Coverage Ratio would be less than 1.25 to 1.0;

(1) at any time, to enter into any financing arrangements that require or permit debt service or any portion thereof to be paid out of Partnership cash that is attributable to Additional Rent;

(m) to cause the Partnership, or on behalf of or in the name of the Partnership, to acquire any equity interest in, invest in, guarantee or otherwise become obligated or liable for the obligations of any person other than the Partnership; or

(n) to incur on behalf of or in the name of, or otherwise obligate the Partnership with respect to, any material obligation to, or on behalf of, any Affiliate of the General Partner or purchase or lease any property or borrow any money from, or enter into any material transaction, contract or other arrangement with, any Affiliate of the General Partner, provided, however, that, without the Consent of the Limited Partners, the General Partner or any Affiliate of the General Partner may make non-recourse loans to the Partnership for Partnership purposes on terms comparable to those which could be obtained from bona fide third party commercial lenders.

8.4 Standard of Conduct; Liability; Indemnification.

(a) The General Partner shall devote such time as is necessary to the conduct of the Partnership’s business, manage the affairs of the Partnership to the best of its ability and conduct the operations of the Partnership in a careful and prudent manner in accordance with good business practice. With respect to any action of the General Partner requiring the advice of counsel hereunder, this standard shall be met if the General Partner acts in accordance with the written advice of counsel.

(b) Except for breaches of this Agreement by the General Partner, the General Partner shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner taken or not taken in conformity with the standard of care set forth in Section 8.4(a).

(c) The General Partner shall be subject to the liabilities of a Partner in a Partnership without limited partners to persons other than the Partnership and the other Partners.

(d) The General Partner shall be indemnified by the Partnership (but not by any Limited Partner) against any losses, judgments, claims, liabilities (including expenses actually incurred by it, attorneys’ fees and amounts paid in settlement of any claim incurred or sustained by it) in connection with any action, suit or proceeding (other than an action, suit or proceeding by or in the right of a Limited Partner or the Partnership) threatened, pending or completed to which it is a party or threatened to be made a party by reason of the performance of its duties under and in accordance with this Agreement, provided that with respect to the matter for which indemnification is sought, the General Partner acted (or refrained from acting) in a manner that it believed in good faith was in the best interests of the Partnership.

8.5 Reimbursement and Fees. The General Partner shall be entitled to current reimbursement out of Partnership funds for all costs and expenses reasonably incurred by it to third parties while acting on behalf of the Partnership in accordance with this Agreement.

ARTICLE IX

THE LIMITED PARTNERS

9.1 Status. Except in the event of failure of the General Partner to perform its obligations hereunder, in which event the Limited Partners shall have available to them all rights and remedies available to them at law or in equity, each Limited Partner shall have only the rights given it under this Agreement.

9.2 No Right of Limited Partners in Management. Except to the limited extent set forth in Section 8.3, the Limited Partners shall take no part in the management or control of the Partnership business, transact any business for the business or have the power to sign for or bind the Partnership.

9.3 No Liability to Third Parties. The Limited Partners’ obligations are limited to those expressly set forth herein. The Limited Partners shall not be personally liable for any debts or other obligations of the Partnership to third parties.

9.4 Addition of Limited Partners. Except as permitted by Article X hereof, no additional or substituted or Limited Partners shall be admitted to the Partnership except with the Consent of the Limited Partners.

9.5 Meetings of Partners. Any matter requiring the consent or approval of the Limited Partners under this Agreement may be considered at a meeting of the Partners called by the General Partner held not less than seven (7) nor more than thirty (30) days after a notice of such meeting, stating the date, time and place where such meeting is to be held and the purposes for which it is called is delivered to the Partners in accordance with Section 15.1. The presence of such a meeting of the General Partner and a majority-in-interest of each class of Limited Partner shall constitute a quorum for the transaction of business. Any action required or permitted to be taken at a meeting of the Partners may be taken either without a meeting by the means of unanimous consent of each Partner or by means of a telephone conference in which all Partners participating in the meeting and constituting a quorum can hear and speak to each other.

ARTICLE X

TRANSFERS OF INTEREST

10.1 General Restrictions on Transfer. Except as expressly provided for in this Agreement, no Partner may sell, convey, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of (“Transfer”) all or any portion of, or right in or to, its Partnership Interest or withdraw or retire from the Partnership. Any attempted Transfer or attempt by a Partner to withdraw or retire in a manner not permitted hereunder shall be null and void. No Transfers may be made by any Partner until such Partner has made its Capital Contribution required by Section 5.1 and no Transfer of any Partnership Interest may be made if such Transfers would cause the Partnership not to be treated as a Partnership for federal income tax purposes or which would effect a dissolution of the partnership under the Limited Partnership Act or require the Partners to elect to continue the business of the Partnership under the Limited Partnership Act (unless, in the latter event, the Partners have elected to continue the business of the Partnership in accordance with the Limited Partnership Act).

10.2 Transfers of General Partnership Interest.

(a) The General Partnership Interest may not be pledged, hypothecated or otherwise in any way encumbered. Subject to the limitations of this Section 10.2 and Sections 10.4, 10.6, 10.7 and 10.8, however, AHP or any successor General Partner permitted hereunder may transfer all, but not less than all, of its General Partnership Interest:

(x) (i) to any institutional investor, corporation or other business entity, which did not derive more than 10% of its gross revenues during the calendar year immediately preceding the transfer directly or indirectly, from the operation of comprehensive rehabilitation or acute care hospitals; and

(ii) which has a minimum net worth of $15,000,000; OR,

(y) any Affiliate of AHP in which American Health Properties, Inc., a Delaware corporation, holds at least an 80% voting and equity interest, whether directly or indirectly through one or more subsidiaries in which American Health Properties, Inc. holds at least an 80% voting and equity interest.

10.3 Transfers of Limited Partnership Interests. With the consent of the General Partner, which consent may, in the sole discretion of the General Partner, be granted or withheld, Class A and Class B Limited Partnership Interests may: (a) be pledged to, or encumbered in favor of, Permitted Transferees to secure borrowings by a Partner; or (b) sold, assigned, conveyed or otherwise transferred in accordance with the provisions of Sections 10.4, 10.6, and 10.7 to any Permitted Transferee, in the case of Class A Limited Partnership Interests, in units equal to or larger than the Percentage Interest purchased by a Capital Contribution of $250,000 at the time of the formation of the Partnership, and, in the case of Class B Limited Partnership Interests, in units of any denomination. Notwithstanding the foregoing, the consent of the General Partner shall not be required for the pledge or collateral assignment by the Class B Limited Partner to Citibank, N.A. of the Class B Limited Partner’s interest in the Partnership.

10.4 Legality. No transfer of any Partnership Interest shall be permitted or effective unless the Partnership shall have received (a) the favorable opinion of independent legal counsel to the Partnership to the effect that such transfer is exempt from registration under the Securities Act and applicable state securities laws and (b) the opinion of independent tax counsel to the Partnership that such transfer will not (when added to the total of all other transfers within the preceding 12 months) result in the Partnership’s being considered to have terminated within the meaning of section 708 of the Code or otherwise jeopardize the Partnership’s classification as a partnership for federal income tax purposes.

Notwithstanding the foregoing Section 10.4(b), a transfer which could result in the Partnership’s termination as a Partnership under section 708 of the Code may be made with the consent of the General Partner, provided that such transfer will not result in any material adverse tax consequences to the Class B

Limited Partner (it being understood that any deemed distribution to the Class B Limited Partner in excess of such Partner’s basis in its Class B Limited Partnership Interests is a material adverse tax consequence). If a transfer is made in violation of the preceding restriction on transferability and a section 708 termination results, the General Partner shall save and hold harmless the Class B Limited Partner (and all Partners thereof) against any material adverse tax consequences of such transfer and all costs and expenses (including reasonable attorneys’ fees) incurred by the Class B Limited partner in enforcing this indemnity. This indemnity shall be the sole remedy of the Class B Limited Partner with respect to a deemed distribution in excess of such Partner’s basis if a transfer in violation of this Agreement results in a section 708 termination of the Partnership.

10.5 Obligations of Transferors. No Transfer of its interest by a Partner shall relieve such Partner from any of its obligations hereunder except to the extent that such obligations are assumed by the transferee of such interest in a legally valid and binding Agreement and such transferee has been admitted as a Partner hereof.

10.6 Transfer Documents. All transfers shall be by instrument in form and in substance satisfactory to counsel for the Partnership and shall include (a) a written, legally binding agreement of the transferee accepting all of the terms and conditions of this Agreement, (b), if the transferee is a Limited Partner, a grant by such transferee to the General Partner or any successor thereto of the Power of Attorney set forth in Article XIII, and (c) a representation by the transferee that such transfer was made in accordance with all applicable laws and regulations and covering such other matters as counsel to the Partnership may reasonably require. Each transfer shall be effective as of the first day of the calendar month immediately succeeding the month in which the Partnership actually receives the aforesaid documents.

10.7 Admission and Rights of Transferees. The Partnership shall not recognize for any purpose any transfer of all or any portion of the Partner’s interest in the Partnership unless and until all provisions of this Article X have been satisfied and there shall have been delivered to the Partnership a dated notification of such transfer executed, acknowledged and sworn to both by the Partner affecting such transfer and the transferee. A Person that receives an interest or right in or in respect of the Partnership, if it is not admitted to the Partnership as a substituted Partner, shall not be entitled to vote, and the interest of such person shall not be counted for voting or quorum purposes. In addition, such Person shall not be permitted to transfer its interest or any portion thereof without fulfilling all of the conditions of Sections 10.4, 10.6, and 10.7. Promptly upon the receipt of the documents required by Sections 10.6 and 10.7, the General Partner shall take all such actions as may be necessary, including the filing of all such certificates or amendments to this Agreement as may be necessary to effectuate fully the admission of the transferee as a Partner hereof.

10.8 Substitution of General Partners.

(a) No transfer of the General Partnership Interest shall be effective until:

(i) The transferee of such interests shall have executed and delivered to the Partnership a legally binding addendum to this Agreement whereby such substituted General Partner agrees to be bound by all of the terms and conditions hereof, to serve as General Partner hereof, elects to continue the business of the Partnership, and accepts all of the duties and obligations of General Partner; and

(ii) There shall have been duly executed and filed with the Office of Secretary of State to the State of Delaware an amended Certificate of Limited Partnership of the Partnership effecting the substitution of such General Partner as the General Partner of the Partnership.

(b) The substitution of a successor General Partner shall be effected simultaneously with the withdrawal of the then existing General Partner in such a manner as to not cause a dissolution of the Partnership under the Limited Partnership Act or require the Limited Partners to elect to continue the business of the Partnership, or, if such an election by the Limited Partners is required, after such election to continue the business of the Partnership, has been made.

(c) Solely to facilitate a contemplated transfer of the General Partnership Interest, the then General Partner may admit a Co-General Partner without the Consent of the Limited Partners, provided that such Co-General Partner shall have no rights in connection with the administration or conduct of the business of the Partnership, except such rights as may be necessary to effect such transfer. The maximum Percentage Interest which any such Co-General Partner may have in the Partnership prior to the transfer of the remaining General Partnership Interest to it is 1% and unless and until such Co-General Partner has become the General Partner, the then existing General Partner shall serve as the Managing General Partner of the Partnership.

10.9 Certain Exempted Transfers. CMSWR may contribute its Class B Limited Partnership Interests to a limited partnership to be formed with CMSWR as its general partner (the “Investment Partnership”) or in the alternative substitute the Investment Partnership for itself as Class B Limited Partner, with all rights and obligations thereof. It is hereby agreed by the Partners that such contribution by CMSWR of its Class B Limited Partnership Interests to the Investment Partnership or substitution of the Investment Partnership for CMSWR hereunder shall not be subject to the restrictions of Sections 10.3, 10.4, 10.6 and 10.7 hereof. Upon the occurrence of such contribution or substitution, the General Partner shall take, and shall cause the Partnership to take, all such actions and execute and deliver all such writings, certificates and other documents as may be necessary to effect the admission of the Investment Partnership as the Class B Limited Partner hereof. At the time of such admission or substitution, the General Partner shall represent and warrant, to the extent that such representation and warranties are accurate at the time made, to the Investment Partnership that all terms and conditions of this Partnership Agreement are in full force and effect and that there have been no violations hereof by the General Partner and the Investment Partnership shall make to the General Partner the representations and warranties contained in Section 12.2 hereof to the extent applicable, accept in writing all of the terms and conditions of this Agreement and grant in writing the Power of Attorney the General Partner. No partner of the Investment Partnership shall be deemed to be or treated as a Partner of this Partnership for any purposes whatsoever.

10.10 Transfer Costs. All costs incurred by the Partnership in connection with the transfer of an interest in the Partnership (including, without limitation, the fees of counsel incurred in connection with the obtaining of the opinions required by Section 10.4) shall be borne and paid for by the Partner effecting the transfer within ten (10) days after the completion of such transfer.

10.11 Tax Allocation and Cash Distributions. If an Interest is transferred, all items of income, gain, loss, deduction or credit allocable, and cash distributable, to the holder of such Interest for the then Fiscal Year shall be allocated proportionately between the transferor and the transferee based upon the number of days during such Fiscal Year for which each party was the owner of the transferred interest to the extent permitted by the Code. However, if such parties agree that such items and cash are to be allocated and distributed based upon an interim closing of the Partnership books or if the Code so requires, then all such items and cash shall be allocated and distributed between the transferor and transferee based upon an interim closing of the Partnership’s books and records and such parties shall pay all expenses incurred by the Partnership in connection therewith. In no event, however, shall

Extraordinary Cash Flow or gain or loss arising from a Capital Transaction be distributed and allocated to any Partner other than the Partners owning Interests as of the date of the Capital Transaction in question. Notwithstanding the foregoing provisions of this Section 10.11, each Partner’s share of any “allocable cash basis item,” as defined in Code section 706(d), shall be determined in the manner prescribed in Code section 706(d).

10.12 Waiver of Partition. No Partner shall, either directly or indirectly, take any action to require partition or appraisement of the Partnership or of any of its assets or properties or cause the sale of any Partnership property other than in accordance with Article XI hereof, and notwithstanding any provisions of applicable law to the contrary, each Partner (and its legal representative, successor or assign) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to his Interest, or with respect to any assets or properties of the Partnership, except as expressly provided in this Agreement.

10.13 Capital Stock of General Partner. The General Partner shall not permit any shares of its voting stock to be sold, transferred, conveyed, pledged, assigned or encumbered or otherwise disposed of or any additional shares of its capital stock to be issued. Notwithstanding the foregoing, the General Partner may sell all, but not less than all of its issued and outstanding capital stock, provided that such sale may be made only to an entity to which the General Partnership Interest could be transferred under Section 10.2 and only if such sale would not result in a dissolution of the Partnership under the Limited Partnership Act or require the election of the Partners to continue the business of the Partnership under the Limited Partnership Act (or in the latter event, only after the Partners have elected to continue the business of the Partnership in accordance with the Limited Partnership Act), or cause the Partnership to be treated as other than a partnership for federal income tax purposes. No such sale may be made if it would result in any material adverse tax consequences to the Class B Limited Partner as a result of the Partnership’s being considered to have terminated under Section 708 of the Code as a result of such sale, and the General Partner shall indemnify and hold harmless the Class B Limited Partner (and each partner thereof) against any material adverse tax consequences resulting from a violation of the foregoing covenant and against any costs and expenses (including reasonable attorneys’ fees) incurred by the Class B Limited Partner in enforcing that indemnity, which indemnity shall be the sole remedy of the Class B Limited Partner with respect to a deemed distribution in excess of such Partner’s basis if a transfer in violation of this Agreement results in a Section 708 termination of the Partnership. In no event may such a sale be made before the Partners have made their Capital Contributions required by Section 5.2 and no such sale shall be effective until the transferee of the capital stock of the General Partner shall have agreed in a legally binding writing with the Partnership to cause the General Partner to abide by all of its obligations under this Agreement. The capital stock of the General Partner may not under any circumstances be pledged, hypothecated or otherwise encumbered and no additional shares of the capital stock of the General Partner may be issued.

ARTICLE XI

TERMINATION OF THE PARTNERSHIP

11.1 Events of Dissolution. The Partnership shall dissolve upon the first to occur of the following events:

(a) the expiration of the term of the Partnership as provided in Section 3.3;

(b) the sale or other disposition (including, without limitation, taking by eminent domain) of all or substantially all of the assets of the Partnership unless such sale or other disposition involves any deferred payment of the consideration for such sale or disposition, in which case the Partnership shall not dissolve until the last day of the calendar year during which the Partnership shall receive the balance of such deferred payment;

(c) the occurrence of an event of Bankruptcy of the General Partner;

(d) the issuance of a decree of dissolution by a court of competent jurisdiction;

(e) the acquisition by a single person or entity of all of the general and limited partnership interests in the Partnership; or

(f) any other event which would require dissolution under the Limited Partnership Act.

11.2 Continuation of the Business of the Partnership. Upon the liquidation, dissolution or Bankruptcy of the General Partner, the Limited Partners may, by unanimous agreement of the Limited Partners, elect within ninety (90) days thereafter to continue the business of the Partnership, in which event, a committee of the Limited Partners shall be appointed to select a substitute General Partner and with the Consent of the Limited Partners, the Partnership shall be reconstituted with such Person as General Partner, on terms identical to those set forth in this Agreement.

11.3 Effect of Dissolution. Upon dissolution of the Partnership pursuant to Section 11.1, the Partnership shall not terminate but shall continue solely for the purposes of liquidating all of the assets owned by the Partnership (until all such assets have been sold or liquidated) and collecting the proceeds from such sales and all receivables of the Partnership until the same have been written off as uncollectible. Upon dissolution, the Partnership shall engage in no further business thereafter other than that necessary to cause the Facility to be operated on an interim basis for the Partnership to collect its receivables, liquidate its assets and pay or discharge its liabilities.

11.4 Sale of Assets by Liquidating Trustee. Except in the event of a dissolution of the Partnership under Section 11. 1 (c), in which case an independent party shall be appointed “Liquidating Trustee,” upon dissolution of the Partnership, the General Partner shall serve as Liquidating Trustee. The Liquidating Trustee shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. Another Person may be selected by the Consent of the Limited Partners to succeed the original Liquidating Trustee, or to succeed any subsequently selected successor, whenever the person originally selected or any such subsequently selected successor, as the case may be, fails for any reason to carry out such purpose. The Liquidating Trustee may be an individual, corporation or general or limited partnership. The Liquidating Trustee shall promptly after dissolution obtain an appraisal of the assets of the partnership by a member of the American Institute of Real Estate Appraisers selected by the Liquidating Trustee. All of the assets of the Partnership, if any, other than cash, shall be offered (either as an entirety or on an asset-by-asset basis) promptly for sale, upon such terms as the Liquidating Trustee shall determine using the above appraisal as a guide. The Partners and their Affiliates shall have the right to negotiate or bid on an arm’s length basis for any or all of the assets being offered for sale from and after such date as is ninety (90) days after the Partnership dissolves, but not before such date. The decision to accept or reject an offer to purchase assets of the Partnership shall be made solely by the Liquidating Trustee acting as fiduciary for all of the Partners. In winding up the affairs of the Partnership, the Liquidating Trustee shall pay the liabilities of the Partnership in such order of priority as provided by law. If at the time of dissolution the completion of any portion of the Project then under construction has not occurred, the Liquidating Trustee, in winding up the affairs of the Partnership, shall have the authority, but not the obligation, to complete the construction of such portion already commenced. 11.5 Time Limitations on Liquidating Distributions. Nothing in this Article XI shall be construed to extend the time period prescribed under Section 3.3 hereof and Treas. Reg. § 1.704-l(b)(2)(ii)(b)(2) for making liquidating distributions of the Partnership’s assets. In the event the Liquidating Trustee deems it impractical to cause the Partnership to make distributions of the liquidating proceeds to the Partners within the time period described under Treas. Reg. § 1.704-1(b)(2)(ii)(b)(2), the Liquidating Trustee may make any arrangement that is considered for federal income tax purposes to effectuate liquidating distributions of all of the Partnership’s assets to the Partners within the time period prescribed in such regulation and that will permit the sale of the non-cash assets considered so distributed in manner that gives effect, to the extent possible, to the intent of the proceeding provisions of this Article XI.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.1 AHP. As of the date hereof each of the statements in this Section 12.1 shall be a true, accurate and full disclosure of all facts relevant to the matters contained herein, and such warranties and representations shall survive the execution of this Agreement. AHP hereby represents and warrants that:

(a) AHP is a duly organized and validly existing Kansas corporation, which has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement;

(b) All issued and outstanding shares of capital stock of AHP are owned by American Health Properties, Inc., a Delaware corporation, free and clear of any security interests, liens or encumbrances whatsoever;

(c) All action required to be taken by AHP to consummate the transactions contemplated by this Agreement has been taken; and no further approval of any board, court, or other body is necessary in order to permit AHP to consummate the transactions contemplated by this Agreement;

(d) There are no disputes, claims, actions, suits, or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of AHP threatened or contemplated, against or affecting AHP or its business, operations, financial condition or assets or its ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. AHP is not in default in respect of any judgment, order, writ, injunction, or decree of any court or governmental agency or body, domestic or foreign, or of any arbitrator of any kind, and the execution and delivery of this Agreement by AHP, and AHP’s performance of its obligations hereunder, will not constitute an event of default under any agreement by which AHP or its properties is bound or result in any encumbrance upon the properties or assets of AHP; and

(e) AHP is acquiring its interest in the Partnership for investment and without a view to the distribution thereof.

12.2 CMSWR. As of the date hereof each of the statements in this Section 12.2 shall be a true, accurate and full disclosure of all facts relevant to the matters contained herein, and such warranties and representations and covenants shall survive the execution of this Agreement. CMSWR hereby represents and warrants that:

(a) It is acquiring its interest in the Partnership for investment and without a view to the distribution thereof;

(b) It is a duly organized and validly existing Kansas corporation and has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement;

(c) All action required to be taken by it to consummate the transactions contemplated by this Agreement has been taken by it; and no further approval of any board, court, or other body is necessary in order to permit it to consummate the transactions contemplated by the Agreement; all of its issued and outstanding capital stock is owned by Continental Medical Systems, Inc., a Delaware corporation; and

(d) There are no disputes, claims, actions, suits, or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of CMSWR, threatened or contemplated, against or affecting CMSWR or its business, operations financial condition or assets or its ability to consummate the transactions contemplated herein, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. CMSWR is not in default in respect of any judgment, order, writ, injunction, or decree of any court or governmental agency or body, domestic or foreign, or of an arbitrator of any kind and the execution and delivery of this Agreement by CMSWR, and CMSWR’s performance of its obligations hereunder, will not constitute an event of default under any agreement by which CMSWR or its properties is bound or result in any encumbrance upon the properties or assets of CMSWR.

ARTICLE XIII

POWER OF ATTORNEY

13.1 Power of Attorney. The Limited Partners, including any additional or substituted Limited Partners, by the execution of this Agreement or any counterpart thereof or joining agreement with respect thereto, do hereby irrevocably constitute and appoint the General Partner and any person or entity which duly becomes a substitute or additional General Partner of the Partnership in accordance with this Agreement, and each of them acting singly, in each case with full power of substitution, his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to make, execute, acknowledge, swear to, deliver, file and record such documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement in accordance with its terms, including, but not limited to, (a) such amendments to this Agreement and the Partnership’s Certificate of Limited Partnership, as amended from time to time, as are necessary to admit substituted Partners to the Partnership, (b) such documents and instruments as are necessary to cancel the Partnership’s Certificate of Limited Partnership, or to effect any amendments thereto required or permitted by law and the provisions of this Agreement, (c) all certificates and other instruments deemed advisable by the General Partner to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in the States of Delaware and Kansas, (d) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership and (e) all other instruments which may be required or permitted by law to be filed on behalf of the Partnership. The foregoing power of attorney, being coupled with an interest, to the maximum extent permitted by applicable law it is hereby declared to be irrevocable, and shall survive the death, Bankruptcy, dissolution or incapacity of any Limited Partner.

ARTICLE XIV

ELECTION OF REMEDIES: BUY/SELL; SPECIFIC PERFORMANCE

14.1 Buy/Bell Events. In addition to any other remedies which it may have at law or equity or hereunder, if, within thirty (30) days after notice from a Partner specifying a material default of another Partner in its covenants, agreements or obligations herein, the notified Partner has not commenced diligently to correct the default or defaults so specified (each such uncorrected default, a “Buy/Sell Event”), the notifying Partner and each other Partner shall have the right to purchase such Defaulting Partner’s interest in the Partnership in accordance with the terms and conditions of this Article XIV, provided that if the Defaulting Partner is the General Partner, no Partner shall have any rights under this Article XIV without the Consent of the Limited Partners.

14.2 Notice of Exercise. If a default occurs with respect to a Partner, each other Partner (the “Electing Partner or Partners”, as the case may be) shall have the right, but not the obligation, as long as such default has not been cured, to implement the Buy/Sell procedures set forth in this Article XIV, by giving written notice (“Election Notice”) within thirty (30) days of the default to the Defaulting Partner.

14.3 Determination of Fair Market Value. The Fair Market Value of the assets of the Partnership shall be determined by one or more real estate appraisers appointed by the Electing Partner (or Partners, if there be more than one) within 15 days after the Election Notice is given, who shall be members of the American Institute of Real Estate Appraisers. The appraiser or appraisers shall value the assets of the Partnership within sixty (60) days of their selection. If one appraiser acts, the Fair Market Value shall be the amount determined by such appraiser. If two or more appraisers act, the Fair Market Value shall be the average of the amounts so determined. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and the determination of Fair Market Value hereunder shall be final and binding upon the parties.

14.4 Appraisal and Other Fees, Costs and Expenses. The Defaulting Partner or Partners shall pay the fees, costs and expenses of the appraiser or appraisers used under this Article XIV and all other costs and expenses incurred by the Electing Partner or Partners in connection with a purchase and sale hereunder.

14.5 Determination of Purchase Price. Within fifteen (15) days after the determination of the Fair Market Value of the assets of the Partnership, the Independent Accountants shall determine the amount of cash which would be distributed to each Partner pursuant to the provisions of Section 6.3 (“Distributable Cash”) if the assets of the Partnership were sold for the Fair Market Value and shall give each Partner written notice (“Accountant’s Notice”) thereof. The determination by the Independent Accountant of such amounts shall be conclusive.

14.6 Electing Partners’ Option. For a period of thirty (30) days after the Electing Partner or Partners, as the case may be, receive the Accountant’s Notice, the Electing Partner or Partners shall have the option to purchase, for cash, the interest of the Defaulting Partner for the Distributable Cash which would be distributed to the Defaulting Partner less fees, costs and expenses incurred by the Electing Partner or Partners under Section 14.4 (the “Purchase Price”), by notice to the

Defaulting Partner. If this option is not so exercised, then it shall terminate and be of no further force or effect. If there is more than one Electing Partner, such purchases shall be made pro rata in accordance with their proportionate interests in the Partnership immediately prior to their election to purchase hereunder, or in such other proportions as they may agree upon.

14.7 Closing of Purchase and Sale. The closing of a purchase pursuant to this Article XIV shall be held at the principal office of the Partnership ninety (90) days after the Electing Partner or Partners exercises its or their option under Section 14.6. The Defaulting Partner (the seller) shall transfer to the Electing Partner or Partners (the buyer) the entire interest of the Defaulting Partner in the Partnership free and clear of all liens, security interest and competing claims, and shall deliver to the Electing Partner or Partners such instruments of transfer, releases and such evidence of due authorization, execution and delivery and of the absence of any liens, security interests or competing claims as the Electing Partner or Partners shall reasonably request.

14.8 Payment. At the closing, the Electing Partner or Partners shall pay the Purchase Price by delivery at the closing of a certified or bank cashier’s check payable to the order of the Defaulting Partner in the amount of the Purchase Price.

14.9 Specific Performance. The General Partner acknowledges and agrees that the services to be performed by it under this Agreement are unique and that in the event of the General Partner’s breach of, or other failure to perform, any of its obligations under this Agreement, any Limited Partner may, in addition to obtaining any other remedy or relief available to it (including, without limitation, damages at law), enforce all of the provisions of this Agreement by injunction and other equitable remedies.

14.10 Election of Remedies. Nothing contained in this Article XIV shall relieve any Partner from its duties and obligations hereunder or shall relieve any Partner for any liability resulting from its failure to perform such duties, it being agreed that this Article XIV provides remedies for a default at the election of the Partners which do not limit the availability or application of any other remedies (including, without limitation, the remedies provided under Article V) that such Partners may have.

ARTICLE XV

MISCELLANEOUS

15.1 Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, or by nationally recognized express courier with postage prepaid, return receipt requested, or may be transmitted by telegraph, and addressed, in the case of AHP of Wichita, Inc. to:

AHP of Wichita, Inc.

c/o American Health Properties, Inc.

11150 Santa Monica Boulevard

Los Angeles, CA 90025

Attn: President

with copies of all notices to:

Steven A. Roseman, Esquire

Ervin. Cohen & Jessup

9401 Wilshire Boulevard

9th Floor

Beverly Hills, CA 90212

and a copy to:

American Health Properties, Inc.

11150 Santa Monica Boulevard, Suite 800

Los Angeles, CA 90025

Attn: General Counsel

in case of CMSWR to:

CMS Wichita Rehabilitation, Inc.

c/o Continental Medical Systems, Inc.

600 Wilson Lane, P.O. Box 715

Mechanicsburg, PA 17055

Attn: Vice President, Legal Affairs

and a copy to:

Drinker, Biddle & Reath

1100 PNB Building

Broad & Chestnut streets

Philadelphia, PA 19107

ATTN: Ralph Rodak, Esq.

or to such other address as shall, from time to time, be supplied in writing by any Partner to the General Partner. Any notice or other document sent or delivered shall be effective only if and when received, but receipt shall be conclusively deemed accomplished when such notice is received by whatever acceptable method or methods of transmission at the address of any Partner as recorded on the books and records of the Partnership, without regard to the position or authorization of any person present who may accept or acknowledge receipt of such notice.

15.2 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

15.3 No Oral Modifications; Amendments. No oral amendment of this Agreement shall be binding on the Partners. Any modification or amendment of this Agreement must be in writing signed by all of the Partners.

15.4 Captions. Any article, Section or paragraph titles or captions contained in this Agreement and the table of contents are for convenience of reference only and shall not be deemed a part of this Agreement.

15.5 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require. Any reference to the Code, Act or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned.

15.6 Invalidity. If any provision of this Agreement shall be held invalid, it shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

15.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Partners, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

15.8 Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof.

15.9 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Partners with respect to the matters to which it relates. It supersedes all prior written and oral statements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Partners or have any force or effect whatsoever.

15.10 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

15.11 No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Partners and their respective heirs, successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness or any other party whomsoever, it being the intention of the Partners that no one shall be deemed to be a third party beneficiary of this Agreement.

15.12 Exhibits. Each Exhibit attached hereto is hereby incorporated herein and made a part hereof for all purposes, and references herein thereto shall be deemed to include this reference and incorporation.

15.13 Estoppels. Each Partner shall, upon not less than fifteen (15) days’ written notice from any other Partner, execute and deliver to such other Partner a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Partners’ knowledge, any uncured defaults on the part of any other Partner, specifying such defaults if any are claimed. Any such statement may be relied upon by third parties.

15.14 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “this Agreement” and other similar references shall be construed to mean and include this Partnership Agreement and all amendments and supplements thereto unless the context shall clearly indicate or require otherwise.

15.15 Consents and Approvals. Whenever the consent or approval of a Partner is required by this Agreement, such Partner shall have the right to give or withhold such consent or approval in its sole discretion, unless otherwise specified.

15.16 Cooperation. The Investment Partnership expects to make a private placement of partnership interests in itself. The General Partner and the Partnership shall cooperate with all reasonable requests of The Investment Partnership for the purposes of enabling it to make such a private placement. Without limiting the generality of the foregoing, the General Partner shall make available to The Investment Partnership, for such purposes, audited financial statements and such other information pertaining to the business and prospects of the Partnership or the General Partner as The Investment Partnership may reasonably be required to include in any offering memoranda distributed to prospective purchasers of such interests, and shall, upon reasonable notice and at reasonable times, permit The Investment Partnership, its authorized representatives, counsel and independent accountants to have such access to the properties and relevant books and records of the Partnership or the General Partner as it shall reasonably request. All costs and expenses incurred in connection with the obligations of the Partnership and the General Partner under this Section 15.16 shall be borne by CMSWR or The Investment Partnership.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GENERAL PARTNER:

AHP OF WICHITA, INC.

By:	/s/ C. Gregory Schonert

CLASS A LIMITED PARTNER:

AHP OF WICHITA, INC.

By:	/s/ C. Gregory Schonert

CLASS B LIMITED PARTNER:

CMS WICHITA REHABILITATION, INC.

By:	/s/ Brian L. Barth
Brian L. Barth
Vice President